Exhibit 10.19

EXECUTION COPY

Tengion, Inc.

c/o Scheer & Company, Inc.

250 W. Main Street

Branford, CT 06405

May 25, 2004

Steven Nichtberger, M.D.

Re: Tengion, Inc.

Dear Steven:

I am pleased to extend this offer for you to join Tengion, Inc. (the “Company”). This offer is conditioned upon your signing the attached memorandum and satisfying the conditions identified in paragraph 11 of this letter.

The terms and conditions of the offer are as follows:

1.	Your position is Chief Executive Officer, President, and Member of the Board of Directors.

2.	Your commencement date is April 1, 2004.

3.	Your gross base compensation will be $275,000 per year. You may be eligible for a merit bonus of up to 30% of your base salary. The magnitude of the bonus, if any, will be determined by the Company’s Board of Directors (the “Board”) in its sole discretion, based upon your achievement of a series of mutually agreed upon performance milestones each fiscal year. A proposed series of such milestones is contained in Exhibit B to this letter.

4.	You will be provided with a one-time award of 1,588,000 shares of restricted stock in connection with your joining the Company full-time. These shares will be subject to a repurchase agreement between you and the Company, which provides for the functional equivalent of a four-year vesting schedule. Subject to paragraph 9 hereof, these shares will be subject to repurchase by the Company, with such right lapsing immediately for 156,000 shares, and the right of repurchase will lapse for 25% or 358,000 shares upon your first anniversary of employment, and the right of repurchase for the remaining 1,074,000 shares will lapse ratably on a quarterly basis over the following three years (at the rate of 89,500 shares per quarter). From your commencement date to the date of the closing of the A-Round of financing of the Company, the shares of restricted stock that you are acquiring hereunder shall not be treated differently than the shares of common stock held by other holders on the date of the closing of the Bridge Round financing with respect to dilution or any other action that may have a material adverse effect on such shares of restricted stock.

5.	You will have the right but not the obligation to invest in the Company’s Bridge Round an amount to not exceed $100,000, on terms equivalent to those agreed upon with the other Bridge Round investors.

6.	You will be reimbursed for reasonable costs and expenses incurred by your legal counsel in connection with the review of documentation between the Company and you solely related to your employment with the Company, such amounts not to exceed $5,000.

7.

You will be eligible to enroll in our group benefits program upon eligibility. The benefits package to be provided to you is equivalent to that offered to our management employees. The Company may from time to time modify or eliminate any or all benefits extended or provided in its sole discretion. You will also be entitled to four (4) weeks paid vacation each fiscal year, subject to and in accordance with the policies of the Company in effect from time to time, as determined by the Board.

8.	You will receive a performance review on an annual basis, which will include a determination of potential adjustment of your base salary, along with an assessment of a merit bonus. The Board may also consider on an annual basis, a grant of stock incentives, including but not limited to incentive stock options, pursuant to the Company’s stock incentive plan, in recognition of your performance for the preceding year. Nothing herein should be interpreted as a guarantee of a salary increase, merit bonus, or grant of stock incentives,

9.	Upon termination of your employment, you will be entitled to the following additional benefits:

a.	In the event that your employment is terminated by the Company for reasons other than Cause (as such term is defined below) or in the event you resign your employment for Good Reason (as defined below):

1.	you will be provided a severance package with continuation of salary (at not less than the gross base compensation specified above) and benefits and, at the discretion of the Board, prorated bonus to the target level. Such severance package will be paid for a period of twelve (12) months from the date of termination. Your severance will be subject to set off in the event that you obtain other employment during such severance period.

2.	you will receive an acceleration of vesting for 25% of the net shares which at the time are not yet vested, and the remainder of the unvested shares shall be subject to repurchase at an amount equal to the actual tax liability you incurred in connection with the purchase of such shares.

3.	the unvested stock options shall be deemed expired.

b.	In the event that your employment is terminated for Cause:

1.	you will not be entitled to a severance package.

2.	you will not receive any acceleration of vesting for the net shares which at the time are not yet vested, and all vested and unvested shares shall be subject to repurchase at your cost.

3.	the unvested stock options shall be deemed expired.

c.	In the event that you resign without Good Reason:

1.	you will not be entitled to a severance package.

2.	you will not receive any acceleration of vesting for the net shares which at the time are not yet vested, and such unvested shares shall be subject to repurchase at your cost.

3.	the unvested stock options shall be deemed expired.

d.	Pursuant to tax regulations, with respect to any incentive stock options you may be granted, in the event that your employment with the Company is terminated for any reason, (i) you will have 90 days to exercise the vested portion of such stock options, or they will be forfeited and (ii) any unvested stock options as of such date of termination shall be cancelled, provided, however, that if your employment terminates by reason of death or disability, and in all events in the case of non-qualified stock options, you or your personal representatives will have twelve (12) months in which to exercise such stock options.

e.	Notwithstanding the foregoing, in the event your employment is terminated without Cause or you resign with Good Reason in relation to the sale or other disposition of all or substantially all of the Company’s assets or a change in ownership of fifty percent (50%) or more of the Company’s stock, in a single transaction or series of related transactions, your shares shall vest in full (if not sooner vested).

10.	For purposes of paragraph 9 hereof, the term “Cause” shall mean (i) your continued failure to perform your duties (other than as a result of physical or mental illness, accident or injury) or any other material breach by you after a written demand to correct such failure or breach is delivered to you by the Company (the time for correction being reasonably appropriate to the applicable circumstances, but in no event less than one week); (ii) dishonesty, willful or gross misconduct, or illegal conduct by you in connection with your employment with the Company, which in the Board’s reasonable judgment will result in material damage to the business or reputation of the Company; (iii) your conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony (exclusive of any felony relating to negligent operation of a motor vehicle) and not including a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon you on a per se basis due to the Company offices held by you, so long as any act or omission by you with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board; and (iv) a material breach by you of this Offer Letter, including the memo attached hereto as Exhibit A, or the confidentiality and assignment agreement required to be executed pursuant to paragraph 11 below, provided that in either case such breach in the Board’s reasonable judgment will result in material damage to the business or reputation of the Company; provided that in any case (other than item (iii) hereof), the Company provides you with written notice of its intention to terminate your employment for Cause, gives you a opportunity for thirty (30) days following receipt of such notice to cure, if the event is capable of being cured, or if not capable of being cured, to appear personally before the Board with counsel to be heard on whether Cause exists to terminate your employment. For purposes of paragraph 9 hereof, the term Good Reason shall mean (i) your being assigned by the Company to a position inconsistent in any material respect with the position of President, Chief Executive Officer and a Board Member of the Company; (ii) a change without your consent in the principal location of your office to an office that is more than forty (40) miles from your current residence, such consent not to be unreasonably withheld; (iii) the Company’s failure to pay you your compensation or benefits when due, a reduction of your salary (other than pursuant to an across-the-board reduction in the compensation of all senior management; provided that such reduction is proportionately equal amongst all such members of senior management) or any other material breach by the Company of its obligations under this Agreement; or (iv) your death or disability; provided that in any case (other that item (iv) hereof) you provide the Company with written notice of your intention to terminate your employment for Good Reason, give the Company an opportunity for thirty (30) days following receipt of such notice to cure, if the event is capable of being cured, or if not capable of being cured, to have the Company’s representatives meet with you and your counsel to be heard on whether Good Reason exists for you to terminate your employment.

11.	You will be asked to execute a standard confidentiality and assignment agreement. You will also agree that in the event that for any reason your employment with the Company is terminated (with or without Cause), for a period of twelve (12) months thereafter, you will not engage in a business activity that will be directly competitive with the business of the Company or that will result in the use or disclosure of the Company’s confidential, trade secret or proprietary information; provided, however, that for purposes of this paragraph 11 hereof, a business activity directly competitive with the business of the Company shall not include any pharmaceutical, pharmacological or biopharmaceutical products for the prevention or treatment of disease.

12.

Subject to the limitations set forth in the second sentence of this paragraph 12, the Company will advance the costs and expenses and indemnify you to the fullest extent permitted by law against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, penalties, excise taxes and amounts paid in settlement) reasonably incurred by you in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), in which you are made, or threatened to be made, a party, or a witness by reason of the fact of your service as an officer, director or employee of Company or as an officer, director, member, employee, trustee or agent of any other entity at the request of the Company. The Company will advance to you all reasonable costs and expenses incurred in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance, except that in any Proceeding arising out of your gross negligence or willful misconduct, the Company’s obligation to advance costs and expenses to you will exist only to the extent such obligation would exist to advance costs and expenses to other directors and officers of the Company in the event the Proceeding involved any such other director or officer. Such request shall include an itemized list of the costs and expenses and an undertaking by you to repay the amount of such advance if ultimately it shall be determined that you are not entitled to be indemnified against such costs and expenses. The Company will maintain a policy of directors and officers liability insurance in a reasonable amount of coverage.

13.	Your offer of employment is dependent upon the following conditions:

a.	Compliance with the Immigration Reform and Control Act indicating that verifying your identify and authorization to work in the United States.

b.	Your agreement to maintain in secrecy the Company’s Confidential and Proprietary Business Information.

c.	Your return of the Memorandum attached hereto as Exhibit A.

Your employment with the Company will remain “at-will,” meaning that you may terminate your employment with the Company at any time and for any reason simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. This at-will relationship cannot be changed except in a writing signed by the Chairman of the Board. Please understand that your acceptance of this offer of employment should not be based on any promises or representations other than those contained in this letter and attached memorandum. Any promises contrary to the terms of this letter are superceded by this offer letter and such promises are not binding on the Company.

If the terms and condition of this proposal are acceptable, please so indicate by executing on the line provided below. This proposal may be executed in any number of counterparts all of which when taken together, shall be deemed to be one and the same instrument, and that execution may be delivered by facsimile. We very much look forward to your joining the Company.

Sincerely,

/s/ David I. Scheer
David I. Scheer Acting Chief Executive Officer Chairman of the Board

CC	Ting-Pau Oei, Johnson & Johnson Development Corporation
Per Samuelsson, HealthCap

In full understanding and agreement to the terms and conditions of the Company’s conditional offer of employment, including those contained in the attached memorandum, I hereby accept the offer.

/s/ Steven Nichtberger
Steven Nichtberger, M.D.

5-25-04
Dated:

Exhibit A

TO:	David I. Scheer
Chairman of the Board Tengion, Inc.
c/o Scheer & Company, Inc.
250 W. Main Street
Branford, CT 06405
RE:	Acceptance of Employment
DATE:	May 25, 2004

I represent that to the best of my understanding. I am under no common law or contractual obligation that would be an impediment to my employment with Tengion, Inc. (the “Company”). I will not use or disclose any confidential, proprietary or trade secret information belonging to any former employer, in my employment with the Company.

I represent and warrant that I have not knowingly and improperly retained or copied any confidential, proprietary or trade secret information or property, in any form, belonging to any former employer, and that if I was in possession of any such information or property, I have returned it to my former employer(s).

I agree that, if at any time during my employment with the Company, I am at risk of using or disclosing any confidential, proprietary or trade secret information belonging to any former employer, I will immediately recuse myself from acting on the matter and advise the Chairman of the Board of the Company, without revealing any protected information, the nature of my conflict; provided, however, that I will not be required to recuse myself in the event such disclosure is required by law or regulation or as a result of a response to a valid order of a court or another governmental body of the United States or any political subdivision thereof.

I understand that if any of the representations or warranties herein are intentionally false, or if I violate any of the terms of this memorandum, I will forfeit any unvested portion of the award of 1,558,000 shares of restricted stock and any other unvested stock incentives awarded or issued to me.

Dated: May 25, 2004

/s/ Steven Nichtherger, M.D.
Steven Nichtherger, M.D.

Exhibit B

Performance Objectives/Milestones

In each of the following objectives/milestones, the Chief Executive Officer is responsible for leading and otherwise materially participating along with other members of the management team, Board, advisors, cofounders, etc., in its successful consummation

1.	Negotiate and finalize a Sponsored Research Agreement with Wake Forest
2.	Assist the Chairman of the Board to negotiate and finalize updated agreements with the Company’s Chair of the Scientific Advisory Board (“SAB”) and co-founder, Dr. Anthony Atala.
3.	Negotiate and finalize other key relationships including outside board members, SAB, CAB, Business Advisory Board (if elected to form one)
4.	Negotiate and finalize a corporate collaboration with Johnson & Johnson.
5.	Lead the consummation of a Series A Preferred Investment
6.	Lead the recruitment of the rest of the management team, and staff
7.	On an ongoing basis, attract and retain experienced, seasoned, motivated management talent
8.	Participate in the refinement of the Company’s business plan and plan and participate in the development of the operating plans
9.	On an ongoing basis, review and update an intellectual property strategy, working closely with internal management, patent counsel (inside and/or outside) and the Board
10.	Maintain excellent communications and reporting to the Board as well as investors.
11.	Develop a human resources plan and have it appropriately staffed to ensure smooth and effective operations.
12.	Work effectively with the Company’s inside and/or outside legal counsel to ensure that it enters into appropriate agreements and relationships, and that it complies with the terms of such agreements.
13.	Work with the Board and/or the Audit Committee to identify auditors for the Company and subsequently work effectively with such auditors to ensure fall and accurate reporting of the Company’s financial status.
14.	Develop and lead an ongoing highly effective business development effort to explore and implement relationships with companies for both in- and outlicensing purposes.
15.	Work with the Board and other members of the team to identify and establish the necessary facilities for the Company
16.	Other objectives to be mutually agreed upon with the Board